Exhibit 10.6

To

ADAMA Agricultural Solutions Ltd

Letter of indemnity

Whereas	The office holders in the Company hold a directors and officers insurance policy that covers, under certain limitations, certain liabilities borne by the office holders (and all as said in the insurance policy and without this statement altering or expanding the provisions of the policy or the extent of its cover and this statement shall not be deemed as an undertaking made by the Company with regard to the future);

And whereas	the coverage, the financial extent or the provisions of the directors and officers insurance policy may not provide insurance to the office holders in a full manner with reference to any claim submitted (if and inasmuch such claim is submitted) against the office holders;

And whereas	the Company wishes to add to the office holders an independent undertaking concerning indemnification in Addendum to the insurance;

And whereas	this Letter of Indemnity does not apply to the cases specified in Section 263 to the Companies Law;

And whereas	this Letter of Indemnity broadens the extent of the entitlement of the office holders for indemnification and does not reduce it thereof and therefore it should be construed in a broad manner subject to the restrictions of the law.

Therefore, and after the authorized Organs of the Company have so approved, the Company hereby undertakes, pursuant to the instructions of the Companies Law and regulation 66.2 to the Company’s articles, to provide the office holders (as specified hereinafter) the indemnification as specified in this Letter of Indemnity.

1.	In this Letter of Indemnity, the following terms shall have the respective meanings set forth beside them below:

“The Company”	ADAMA Agricultural Solutions Ltd

“Another Company”	Any corporation, whether in Israel or abroad, in which the Company, directly or indirectly, holds more than 5% of its issued capital or holds the right to appoint members of its board of directors (or any other entity with similar power irrespective of its name).

The “Companies Law”	The Companies Law 5759-1999 and any other law amending or superseding thereof from time to time.

The “Securities Law”	The Securities Law 5728-1968 and any other law amending or superseding thereof from time to time.

“Office Holder”	Any person holding office in the Company as set forth by the Companies Law 5759-1999 during the time of approval of this Letter of Indemnity by the board of directors and anyone who will hold an office in the Company as set forth by the Companies Law 5759-1999 until a different decision is reached by the audit committee and the board of directors.

“Directors and Officers Insurance Policy” or “Policy”	A policy for the insurance of directors and Office Holders purchased or that will be purchased by the Company whether as one Policy or more.

“The Index”	the consumer price index (the general index) as published from time to time by the Central Bureau of Statistics.

2.	Undertaking for indemnification

Subject to the provisions specified in this Letter of Indemnity and the instructions of the Companies Law –

2.1.	The Company hereby undertakes, irrevocably (yet subject to the said in Paragraph 7 hereinafter), to indemnify, to the maximal degree permitted by any law and in accordance with the Company’s articles of association, an Office Holder for debts or expenses imposed upon such Office Holder or incurred by him for the benefit of another person pursuant to a judgment, including given in the matter of a compromise or an arbitral award approved by the court, due to an act he did or will do by virtue of his being an Office Holder of the Company or an Office Holder on behalf of the Company in Another Company (including acts committed prior to the date of this letter of indemnity related directly or indirectly to one or more of the events specified in the Addendum to this letter of indemnity or any part thereof or any part related thereof, directly or indirectly (hereinafter - “the Addendum”) provided that the maximum amount of indemnification shall not exceed the said amount in Paragraph 3 hereunder.

2.2.	In addition, the Company hereby undertakes, irrevocably, to indemnify any Office Holder for any debts or expenses as specified in Paragraphs 2.2.1-2.2.3 hereinafter, imposed upon such Office Holder due to acts he did or will do by virtue of his being an Office Holder in the Company or a subsidiary, subject to the law applicable to the subsidiary and its articles of association (including acts committed prior to the date of this Letter of Indemnity) provided that the maximum amount of indemnification shall not exceed the amount specified in Paragraph 3 hereunder:

2.2.1.

reasonable litigation expenses, including attorney’s fees, expended by the Office Holder as a result of an investigation or proceeding instituted against the Office Holder by a competent authority, provided that such investigations or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of financial liability in lieu of criminal proceedings, or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent or in connection with a financial sanction;

In this paragraph –

The “conclusion of proceedings without the filing of an indictment”; a “financial liability in lieu of criminal proceedings” – as such terms defined in the Companies Law.

2.2.2.	Reasonable litigation expenses, including attorney’s fees which the Office Holder incurred or with which the Office Holder was charged by a court of law in a proceeding brought against the Office Holder by the Company on its behalf or by another person, or criminal prosecution from which the Office Holder was acquitted or criminal prosecution in which the Office Holder was convicted of an offense that does not require proof of criminal intent.

2.2.3.	a payment which the Office Holder is obligated to pay to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law, and expenses that the Office Holder incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees.

3.	The amount of indemnification

3.1.	The amount of indemnification that the Company may pay to all Office Holders in the Company and/or Office Holders in Another Company, cumulatively, in accordance with the present Letter of Indemnity for the events specified in the Addendum, shall not exceed a rate of 25% from the Company’s equity in accordance with the last financial statements of the Company preceding the date of the issuance of the Letter of Indemnity (hereinafter: “Maximum Indemnification Amount”)

3.2.	If and inasmuch as the total Maximum Indemnification Amounts the Company will be required to pay shall exceed the Maximum Indemnification Amount (as set forth during that period) in accordance with Paragraph 3.1 hereinabove, the Maximum Indemnification Amount shall be distributed, or its remainder thereof, as the case may be, among the Office Holders who are entitled to the indemnification, in a manner that the amount of indemnification each of the Office Holders receives in actuality shall be calculated according to the ratio between the amount of indemnification due to each of the Office Holders for the debts or expenses he incurred as a result of the legal proceeding and the amount of indemnification due to all the aforesaid Office Holders for the debts or expenses which they had to incur due to the legal proceeding, cumulatively for that event.

3.3.	In the event that the Office Holder receives indemnification or will be entitled to receive indemnification by the insurer of the Officers Policy for the event subject of the indemnification, indemnification will be provided as per the difference between the amount of financial liability imposed on the Office Holder and/or the legal expenses charged to or incurred by the Office Holder as set forth in Paragraph 2 hereinabove, and the amount received by the insurer concerning this matter provided that the amount of indemnification that the Company will be charged for pursuant to this Letter of Indemnity shall not exceed the Maximum Indemnification Amount. Yet it is clarified that in the event that the Office Holder incurred any deductible for the event subject of the indemnification then the Company shall indemnify the aforesaid Office Holder for the amount of deductible incurred by him. It is hereby clarified that the Company’s obligation to indemnify the Office Holder as prescribed by this Letter of Indemnity shall not be negatively affected if the Office Holder is not insured by the Company provided that he will not be indemnified more than once.

3.4.	The Company shall provide the Office Holder with any reasonable amount needed in accordance with the instructions of Paragraph 3.1 hereinabove on the date he will first be required to pay these amounts (hereinafter: “The Date of Indemnification”), yet the Company will not be obliged to transfer the Office Holder any payment if 15 business days following the delivery of a request in writing by the Office Holder regarding the matter at hand and as specified in Paragraph 4 did not elapse. Advances paid to the Office Holder on account of payment of legal expenses in criminal proceedings shall be reimbursed by the Office Holder to the Company if he is found guilty in an offense that requires proof of mens rea and he will reimburse the Company for the other advances if a competent court reaches a decision that he is not entitled for indemnification.

In the framework of the aforesaid undertaking for indemnification, the Company shall furnish the Office Holder with reasonable securities and guarantees whether these are required from the Office Holder following interim decisions or temporary decisions reached by court or an arbitrator or for the purpose of replacing lien or incumbrance imposed on the assets of the Office Holder.

If an approval is required for payment or the provision of securities and guarantees as set forth hereinabove and this payment or arrangement are not approved for any reason, this payment or any part thereof that is not approved as said shall be subject to the approval of the court, and the Company shall take actions in order to obtain it promptly and shall incur all expenses and payments required for its aforesaid obtainment.

4.	Handling claims

In any event in which an Office Holder may be entitled to receive the indemnification as specified hereinabove, the Office Holder and the Company shall act in the following manner:

4.1.	The Office Holder will notify the Company in writing as to any legal proceeding initiated against him and any concern or threat that legal proceedings may be filed against him and the circumstances brought to his attention that may result in filing a legal action against him (hereinafter: “the Proceeding”) and this will be done as shortly as possible after he finds out about it and he shall transfer immediately to the Company or whomever was assigned by the Company a copy of any document delivered to him with reference to that Proceeding.

4.2.	The Office Holder shall cooperate fully with the Company and whomever is assigned by the Company including the insurer of the Directors and Officers Insurance Policy, and shall provide any information required with reference to the claim and will also uphold the remaining instructions of the policy concerning the defense against the claim.

4.3.	Excluding events in which the Company or its subsidiary initiated Proceedings against the Office Holder, the Company shall be entitled to handle the legal defense of the Office Holder concerning the Proceeding and request from an attorney whose identity shall be determined by the Company at its own discretion and while taking into consideration the Company’s obligations in accordance with the Directors and Officers Insurance Policy and the possibility of appointing an attorney on behalf of the insurer (hereinafter: “The Company Attorney”). Despite the aforesaid, the Office Holder shall be entitled to appoint an attorney as his representative for the period of the aforesaid Proceedings. The attorney representing the Office Holder will be informed as to the procedures taken with reference to the legal defense provided to the Office Holder and the Company or its subsidiary shall consult with him on a regular basis concerning the steps that need to be taken concerning the defense of the Office Holder. The attorney’s fees as said will be paid by the Office Holder provided that none of the following events occurs: (a) The said in Paragraph 4.5 occurs; or (b) when a joint representation of the Office Holder and the Company is inappropriate under the circumstances due to conflict of interests.

4.4.	Despite the aforesaid in the beginning of Paragraph 4.3 hereinabove, the Office Holder will be entitled to object representation by the Company Attorney for reasonable arguments or under circumstances that, to the mind of the Office Holder or the Company Attorney, show a conflict of interest between his defense and the Company’s.

4.5.	If within fourteen days following the reception of the notice as said in Paragraph 4.1 hereinabove the Company (or the insurer) did not assume upon themselves to provide the legal defense against the Proceeding initiated against the Office Holder or if the Office Holder and/or the Company Attorney objected to his representation by the Company Attorney under the said circumstances in Paragraph 4.4 hereinabove, the Office Holder will be entitled to assign the treatment of the legal defense to an attorney he selected himself (hereinafter: “the Other Attorney”) provided that the amount of the fees paid to the Other Attorney is approved by the Company’s audit committee and the audit committee shall provide reasons for its decision. The Office Holder shall be entitled to appeal this decision before the board of directors and the Office Holder will be entitled to appear and present his arguments before the board of directors. If the entirety of the attorney fees was not approved and the Office Holder decided not to waive the services of the Other Attorney, the Office Holder will be entitled to - if he wishes - to receive from the Company the amount of the reasonable attorney fees approved to him and the remaining amount will be paid by the Office Holder at his own expense.

4.6.	Despite the aforesaid in Paragraphs 4.4 and 4.5 hereinabove if the Directors and Officers Insurance Policy applies to the matter at hand the Company shall act in accordance with the instructions of the Policy concerning any matter pertaining to the difference of opinions with the insurer concerning the identity of the representing attorney in accordance with the instructions of the Policy if the assignment of the treatment of the case to the Other Attorney as the case may be will enable the insurer to be exempt from his liability or reduce it thereof and the instructions set forth in the Policy shall prevail over any understanding reached between the Office Holder and the Company. Yet the Company shall make any reasonable effort in accordance with the possibilities available to it as prescribed by the Policy to respect the wishes of the Office Holder.

4.7.	If the Company decided to assume upon itself the legal defense against the Proceeding and the Office Holder did not voice his objection under the circumstances set forth in Paragraph 4.4 hereinabove, the Office Holder shall sign, at the Company’s request, a letter of authorization that will authorize the Company, as well as the Company Attorney, to handle the legal defense against the Proceeding and represent him with reference to anything related to this defense, and the Company and the Company Attorney shall be entitled to handle the aforesaid exclusively (yet while providing reports on a regular basis to the Office Holder and consulting with him and his legal advisers) and they shall be entitled to end the Proceeding as they deem fit, subject to the said in Paragraph 4.15 hereinafter.

To dispel any doubt, in the event that criminal proceedings were initiated against the Office Holder, the Company and/or the Company Attorney shall not be entitled to plead guilty on behalf of the Office Holder or agree to a plea bargaining without the consent of the Office Holder in advance and in writing. In Addendum, in a civil Proceeding (whether in court or arbitration or any compromise) the Company and/or the Company Attorney will not admit to any event that cannot be indemnified in accordance with the undertakings set forth in this Letter of Indemnity and any law, without the consent of the Office Holder in advance and in writing.

4.8.	The Office Holder shall cooperate with the Company and the Company Attorney in any reasonable manner required concerning their handling of the Proceeding including signature on requests, affidavits, and any other document that is required in a reasonable manner in order to enable the Company and/or the Company Attorney to conduct the legal defense and represent the Office Holder in accordance with the said in this Letter of Indemnity provided that the Company incurs the costs involved in the aforesaid cooperation.

4.9.

If the Company reached a decision to assume upon itself the legal defense against the Proceeding and the Office Holder did not object to that under the circumstances set forth in Paragraph 4.4 hereinabove, the Company shall incur all expenses and payments involved in such a manner that the Office Holder will not be required to pay for them on his own and the Company will not incur any financial liability to the Office Holder in accordance with this Letter of Indemnity for any legal expenses including attorney’s fees, incurred by the Office Holder as to the defense against the Proceeding.

4.10.	Following the request of the Office Holder, the Company shall pay him as an advance an amount (or amounts) required for covering reasonable expenses he incurs including attorney fees for which the Office Holder is entitled for indemnification pursuant to this Letter of Indemnity. The amounts of the advance will be agreed upon by the Office Holder and the Company and in the absence of agreement - shall be determined by an arbitrator agreed upon by both parties.

4.11.	If the Company paid an Office Holder any amount by virtue of this Letter of Indemnity whether as an advance and whether in another manner and then it transpired that the Office Holder had to return this amount, in whole or in part, since he was not entitled for indemnification in accordance with the instructions of Section 263 to the Companies Law or any other instruction by law, the amount reimbursed shall bear linkage differentials to the Index as well as interest at the rates customary in Bank Leumi to Israel Ltd for loans linked to the Index from the date the amount was paid and until it was returned.

4.12.	If the Company paid an Office Holder any amount by virtue of the Letter of Indemnity and following that the charge for which the amount was canceled or that the amount decreased for any reason, the Office Holder shall assign to the Company all his rights for reimbursing the amount by the claimant in the Proceeding and shall take all actions necessary that this assignment shall be valid and that the Company could realize it and upon doing so - he shall be exempt from reimbursing the amount whose right for reimbursement was assigned. If the Office Holder did not act in the aforesaid manner he will be obliged to reimburse the amount, or any part thereof, as the case may be, with linkage differentials and interest at the rates according to the period in which he is entitled for reimbursement of the amount by the claimant.

4.13.	If the Company Attorney represented the Company and the Office Holder in the Proceeding and following that it transpired that the Office Holder was not entitled for indemnification due to the instructions of Section 263 to the Companies Law or for any other instruction of the law and there is a dispute as to the obligation of the Office Holder to reimburse the court’s expenses or the amounts of reimbursement, the dispute shall be settled by an arbitrator whose identity is agreed upon by both parties. The Company shall incur the arbitration expenses including attorney fees unless the arbitrator reaches a decision that the Office Holder made use of the arbitration in bad faith. The arbitrator will be appointed in accordance with the procedure specified in Paragraph 4.14 hereunder.

4.14.	The Office Holder will not agree to a compromise or transferring the Proceeding to arbitration unless the Company provided its consent in advance and in writing and, if the insurer’s consent is required, then consent of the insurer of the Directors and Officers Insurance Policy was received as well. The Company will not agree to reach a compromise unless the compromise agreement does not expose the Company and/or the Office Holders to additional claims on behalf of the claimant or the claimants and that this agreement will not constitute an admission or acknowledgement of the Office Holder’s responsibilities as to the causes subject of the Proceeding. The Company shall inform the Office Holders of the details of the compromise agreement. In the event in which there is a dispute between the Company and an Office Holder or the Office Holders concerning the question whether the compromise agreement complies with the instructions of this Paragraph the dispute will be settled promptly by an arbitrator who will be appointed in accordance with the requirements of the Company or an Office Holder. The arbitrator will be appointed following the approval of the parties within 7 days following the demand of a party that the dispute be settled in arbitration and if the parties did not agree upon the identity of the arbitrator the identity of the arbitrator shall be determined by the chairman of the Israeli Bar association. The Company shall incur the arbitration costs including attorney fees.

4.15.	The Company as well as the Company Attorney will not agree to a compromise whose amount exceeds the amount of indemnity the Office Holder is entitled to unless the Office Holder provides his consent in advance and in writing and if there is a need for the insurer’s consent – then upon the provision of insurer in advance.

5.	Effect of the undertaking

5.1.	The undertaking concerning the indemnification shall come into in effect both with reference to the Proceedings initiated against the Office Holder during his office in the Company and the Proceedings initiated against him, including against his estate, following the termination of his work or term in office in the Company provided that they address acts done by the Office Holder from the time he was appointed as an Office Holder during or due to his being an Office Holder or as a result thereof. The undertaking for indemnification shall also be in effect concerning the estate of the Office Holder, his successors and substitutes by law.

5.2.	The Company shall not be required to pay in accordance with this Letter of Indemnity, amounts paid to an Office Holder in actuality or for him or instead of him in any manner as part of the insurance purchased by the Company or as part of an insurance purchased by a company under the control of the Company or a related company (if the Office Holder holds office therein as an Office Holder following the request of the Company), or any undertaking of indemnification of a company controlled by the Company or any related company or anybody aside from the Company.

5.3.

This Letter of Indemnity does not derogate from and is without prejudice to the Company’s undertakings in accordance with letters of indemnity given to Office Holders in the Company prior to coming into effect of the present Letter of

Indemnity inasmuch as the aforesaid undertakings are in effect by law and provided that the Company will not be obliged to indemnify the Office Holders for that event both prior to a previous letter of indemnity and in accordance with this Letter of Indemnity.

5.4.	This Letter of Indemnity does not cancel, derogate or waive another letter of indemnity that the Office Holder is entitled to from any other entity in accordance with the instructions of any law or in accordance with any other undertaking subject to the final section of Paragraph 5.3 hereinabove.

5.5.	This Letter of Indemnity does not restrict the Company or prevent it from giving an Office Holder an additional indemnification or additional indemnifications provided that this does not derogate from or is without prejudice to the undertakings subject of this Letter of Indemnity.

5.6.	This Letter of Indemnity does not restrict the Company or prevent it from increasing the maximum indemnification amount that, due to the events subject of the indemnification, whether because the insurance amounts in accordance with the Directors and Officers Insurance Policy shall be reduced, whether because the Company will not be able to obtain Directors and Officers Insurance Policy that will provide coverage to the events subject of the indemnification under reasonable conditions and whether for any other reason provided that the decision as said will be taken in accordance with the instructions set forth in the Companies Law.

5.7.	The Company’s undertakings in accordance with this Letter of Indemnity shall be construed broadly and in a manner intended for their upholding, inasmuch as permitted by law, for the purpose they were intended. In the event of discrepancy between any instruction in this Letter of Indemnity and an instruction of the law that cannot be stipulated, altered or added thereof, the aforesaid instruction of the law shall prevail yet this shall be without prejudice to or without derogating from the effect of the remaining instructions in this Letter of Indemnity.

5.8.	To dispel any doubt it is hereby declared that this Letter of Indemnity does not constitute a contract for a third party and it may not be assigned.

6.	The undertaking concerning the indemnification of an Office Holder in the Company in accordance with this Letter of Indemnity shall apply even to an Office Holder holding office on behalf of the Company in Another Company as set forth in the preamble to this Letter of Indemnity, mutatis mutandis, for events and acts that were done during his term in office or his office in the Other Company.

7.	If in the future the authorized entities in the Company shall approve to provide Office Holders in the Company a letter of exemption and indemnification whose provisions or any part thereof shall prove to be preferable to the provisions set forth in this Letter of Indemnity and/or any thereof, then this benefit shall also apply to the Office Holder and this Letter of Indemnity shall be deemed as amended to the benefit of the Office Holder. If there is a change in the law in the future that will add further rights entitling the Office Holder for indemnification, this change shall be deemed to apply to the rights of the Office Holder concerning indemnification in the framework of this Letter of Indemnity.

8.	The law applying to this Letter of Indemnity and any matter related thereto is the Israeli law. The jurisdiction in anything related to this Letter of Indemnity and the performance thereof shall be with the competent court in the city of Tel Aviv-Yafo subject to the said in Paragraph 4.14 hereinabove.

ADAMA Agricultural Solutions Ltd

The Addendum to the Letter of Indemnity - ADAMA Agricultural Solutions Ltd

The Events

1.	An offer, issue, sale, and stock repurchase of securities (“Issue”) by the Company or a subsidiary or a related company (hereinafter: “the Company”) or by the Company’s shareholders including, yet without derogating from the generality of the aforesaid, the offer of securities to the public according to prospectus, a private offer or a securities offer in any other manner (including an offer for sale), with all ensuing consequences, including the performance of due-diligence, providing information in writing or by word of mouth, entering into agreements with underwriters, preparation and signature on a prospectus, financial statements, reports in accordance with any law and other issue documents.

2.	Investments carried out by the Company in other corporations and any relevant activities, whether before, during or following the investment, including an examination of the investment, the decision to carry out the investment, entering into an agreement concerning the investment transaction, receiving the required approval, executing it, inspection and follow up activities concerning the investment and activating means of control with reference to the investment (including voting in general meetings of the Company in which the investment was made, the appointment of Office Holders therein and so on) as well as the realization of the investment.

3.	Any matter pertaining to the sale, purchase (including through the realization of an option or another convertible security as well as through a tender offer submitted by the Company), lending, encumbrance, or holding of securities (negotiable and non-negotiable) by the Company.

4.

Transfer, sale or purchase of assets (tangible and intangible) or undertakings or activities, including securities or rights or providing or receiving a right thereof, including through tender offers of any kind (including with reference to the board of directors’ opinion in a special tender offer as specified in the Companies Law or their avoidance from providing such opinion as said) of merger of the Company with another entity or an agreement as well as a transaction in securities issued by the Company and all including if transactions or activities as said are entered into with interested parties or Office Holders in the Company or that interested parties or Office Holders in the Company have personal interest thereof.

5.	A change of the Company’s structure or the Company’s reorganization (whether from the aspect of the corporation and whether in the organizational-operational aspect) and any decision thereof including, yet without derogating from the generality of the aforesaid, merger, spin-off, a change in the Company’s equity or its sale; liquidation, receivership, sale of assets or businesses (in whole or in part), a composition of creditors, freeze of proceedings or similar procedures in the Company.

6.	Prohibited distribution.

7.	The drawing or approval of financial statements and board of directors reports.

8.	Reporting (including immediate, periodic or other), disclosure, notification or provision of information, statement or documents (including avoidance thereof and including the content thereof) by virtue of the Companies Law, the Securities Law 5728-1968, the Trade Restriction Law 5748-1988, laws pertaining to taxation (including charges, fees etc.), the environment, safety, planning and construction and in accordance with regulations, orders, guidelines, rules or instructions of any competent authority (including the Israel Securities Authority, Israel Antitrust Authority, Israel Tax Authority, National Insurance Institute of Israel, Ministry of Environmental Protection, Ministry of Labor and other municipal and governmental entities) that were legislated or by virtue of which were executed and all including laws amending or superseding the aforesaid laws (“the Laws Relevant to the Range of Business”) or in accordance with laws, regulations, orders, guidelines, rules or instructions pertaining to similar areas in other countries, or in accordance with rules of guidelines that are customary in the Stock Exchange in Israel or abroad.

9.	A report or statement addressed to the Company auditors in relation to the financial statements of the Company or given to a controlling person or an interested party in relation to the disclosure or report concerning the company that the controlling person or the interested party ought to provide.

10.	Formation and implementation of strategic, business plans or forecasts in relation to the Company, formation and execution of work plans in financial, industrial or marketing subjects and concerning investments and products.

11.	Setting a policy, management and control of topics relating to risk management and limitation of exposure and the Company’s liability and its related companies with reference to tangible and intangible damage, currency and financing risks (including currency risks and changing rates of currencies and interests) or risks involving the provision of credit.

12.	Providing information to shareholders in the Company of other holders of securities of the Company (or avoidance from any of the aforesaid) or to third parties.

13.	Transactions made by the Company with interested parties or a controlling person including the manner of their approval or content thereof.

14.	Collective and personal employment agreements, rewarding employees and service providers to the Company (including Office Holders and interested parties and including through salary, bonuses, options, and any other kind of benefit), retirement arrangements.

15.	Breach of environment laws in Israel or any other country and accidental or continuous harm to the environment, air, water or land quality and accidental or continuous harm to the body or assets of a Company employee or any other third party.

16.	Acquisition, sale, shipping and handling, storage, use, treatment, production, disassembly, release, emission, flow, disposal, landfill, exposure, leak, flooding, permeation or pouring of hazardous materials and pollutants that may harm the environment, human beings, flora and fauna and any other harmful act as said.

17.	Breach of safety laws and rules (including construction, founding, operation and maintenance) in Israel or any other country.

18.	Any damage, accidental or continuous, inflicted by the Company employees, its contractors, guests and invitees as a result of the accidental or continuous event or stemming from employment conditions, temporary or permanent in the Company plants or any part thereof.

19.	Breach of any law pertaining to the licensing of agricultural products or any other use thereof including breach of the process of licensing of products as well as manufacture, storage and sale of products that need to be licensed that were not licensed or in breach of their licensing provisions.

20.	A request, reception and maintenance of licenses, permits and certificates in Israel and abroad, upholding and complying with the provisions contained therein or by virtue therein including providing information in relation to the licenses, permits and certificates as said and all whether by virtue of the relevant laws pertaining to the range of business and whether by virtue of any other law (or avoidance thereof).

21.	Taking bank and off-bank credit (including suppliers’ credit) and factoring.

22.	Payment or avoidance from payment any tax, fee, fine or any other mandatory payment (whatever its name may be) to a governmental or local authority whether by virtue of the laws relevant to the range of business and whether by virtue of any other law.

23.	Advertisement and/or marketing in relation to the Company business and its products.

24.	A statement, declaration, saying including statement of opinion provided an Office Holder in relation to his office in the Company or its related companies, including in general meetings, board of directors meetings, conferences, conversations, interviews and publications.

25.	Breach of privacy and libel inflicted upon the Office Holder in relation to his office in the Company or its related companies.

26.	Arrangement (or avoidance thereof) of appropriate insurance for the Company.

27.	Harm, breach or misuse of intellectual property rights including breach of any third party patents.

28.	Entering into agreements (including negotiations) with service providers, suppliers, contractors and consultants.

29.	Claims with reference to documents that are related to the issues specified hereinabove, or in relation to actions or decisions related to the issues specified hereinabove or in relation to representations and undertakings given with reference to the issues specified hereinabove including representations and undertakings as said given to third parties or to the Company, its subsidiary or related company or any on their behalf (including to consultants such as auditors, attorneys and so on) As to each of the aforesaid events indemnification shall be given –

•	for any act or omission that relate to the event including its initiation, planning, decision making process as to its execution, implementation, prevention, inspection, control including their absence.

•	Whether it occurred in Israel or abroad.

In this Addendum “the Company” shall mean: the Company and/or its subsidiaries.

In relation to the aforesaid, reference to any act includes its non-performance (omission) or partial or defective performance (including non-performance of an act required by law or its performance in a defective manner that does not comply with the requirements of the law) or the absence of control or inspection as to its performance.

19